FOR IMMEDIATE RELEASE

Contact:	Paul G. Gabos
(727) 530-7700

LINCARE HOLDINGS INC. COMMENTS ON MEDICARE LEGISLATION

PASSED BY CONGRESS

Clearwater, Florida (November 26, 2003) — Lincare Holdings Inc. (NASDAQ:LNCR), one of the nation’s largest providers of oxygen and other respiratory therapy services to patients in the home, today issued a statement on the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (the “Medicare bill”), which legislation has adversely affected the Company’s stock price. The Medicare bill passed in the House of Representatives on Saturday, November 22 and in the Senate on Tuesday, November 25, and is expected to be signed into law by the President.

The Medicare bill contains provisions, which, among other things, would reduce Medicare payment amounts for certain products and services provided by Lincare to patients suffering from chronic obstructive pulmonary disease (“COPD”). The Conference Committee’s summary of the Medicare bill contains a synopsis of those provisions substantially as follows:

For inhalation drugs currently reimbursed under Medicare Part B, the Medicare bill would reform the current reimbursement methodology from 95% of average wholesale price (“AWP”) to:

• No less than 80% of AWP in 2004.

• Average sales price (“ASP”) plus 6% beginning in 2005. The Secretary has the authority to adjust reimbursement for these drugs, where the ASP is found not to reflect widely available market prices.

For durable medical equipment, the Medicare bill would:

• Freeze durable medical equipment rates for three years from 2004 to 2006. The rates for the top five services will be adjusted in 2005 to reflect prices paid under the Federal Employee Health Plan (“FEHP”). Competitive bidding for the largest Metropolitan Statistical Areas (“MSAs”) begins in 2007 phasing up to 80 MSAs in 2009. Competitive bidding prices may be applied nationwide for those selected services.

Lincare is evaluating the impact of the Medicare bill on reimbursement rates for its core respiratory products and services, including oxygen and inhalation drugs. Certain payment provisions contained in the legislative text reference data sources that have yet to be developed by the responsible federal agencies. For example, reimbursement for inhalation medications in 2005 and in subsequent years would be based on 106% of the volume-weighted average of the ASP for multiple source drugs determined by data to be provided in the future by drug manufacturers under a specified formula described in

Section 303 (“Payment Reform for Covered Outpatient Drugs and Biologicals”) of the legislative text. However, Section 305 (“Payment for Inhalation Drugs”) of the Medicare bill directs the Comptroller General of the United States (“GAO”) to conduct a study to examine the adequacy of current reimbursements for inhalation drug therapy under the Medicare program and to submit a report of its findings to Congress not later than one year after the date of the enactment of the Medicare bill.

The Company does not believe that the ASP provisions contained in the Medicare bill would adequately compensate home care providers for inhalation drug therapies and, if implemented, could eliminate access to these critical respiratory medications by home care providers to more than one million end-stage emphysema patients across the United States. In a study issued by the Lewin Group in 2001 entitled “Product and Service Costs of Providing Respiratory and Infusion Therapies to Medicare Patients in the Home,” the Lewin Group concluded that the acquisition cost for inhalation drugs represents only 26% of the total costs for respiratory therapies provided in the home setting to Medicare patients. The Company expects the GAO to issue its own report to Congress by late 2004 as required by the Medicare bill.

The Medicare bill contains provisions that would reduce payments for certain items of durable medical equipment furnished to Medicare beneficiaries in 2005 to the median prices paid under FEHP. The legislative text references a table entitled “Summary of Medicare Prices Compared to VA, Medicaid, Retail, and FEHP Prices for 16 Items” contained in testimony provided by the Inspector General before the Senate Committee on Appropriations. While the legislative text of the Medicare bill identifies oxygen and oxygen equipment as items subject to the FEHP payment reduction, oxygen is not included on the referenced table. Further, the Medicare bill does not require the Inspector General to issue a report that would include the median FEHP price for oxygen and oxygen equipment. Therefore, the Company cannot anticipate if or when a report might be issued which would affect reimbursement for oxygen and oxygen equipment.

John P. Byrnes, Lincare’s Chief Executive Officer, said, “We have reviewed the text of the Medicare bill and will continue to evaluate its potential impact on Medicare payments for our core respiratory therapy products and services. The effect on payment rates for our services in 2005 and subsequent years will not be known until some time in 2004 when additional studies and reporting mandated by the Medicare bill are completed by the GAO and other federal agencies.”

Mr. Byrnes added, “We are confident that Medicare payment levels will allow us to continue to provide respiratory services to patients with chronic lung disease. The respiratory products and services provided by Lincare to these critically ill patients in the home setting are an important and cost effective component of the management of chronic lung disease.” COPD affects approximately 16 million people and is the fourth leading cause of death in the United States, following heart disease, cancer and stroke. Furthermore, it is the only major chronic disease currently increasing in prevalence and mortality.

Lincare, headquartered in Clearwater, Florida, is one of the nation’s largest providers of oxygen and other respiratory therapy services to patients in the home. The Company provides services and equipment to over 465,000 customers in 47 states.

Statements contained in this release that are not based on historical facts are forward-looking statements that are based on projections and estimates regarding the economy in general, the health care industry and other factors which impact the Company. These statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statements. In some cases, forward-looking statements that involve risks and uncertainties contain terminology such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or variations of these terms or other comparable terminology.

Key factors that have an impact on the Company’s ability to attain these estimates include potential reductions in reimbursement rates by government and third party payors, changes in reimbursement policies, the demand for the Company’s products and services, the availability of appropriate acquisition candidates and the Company’s ability to successfully complete and integrate acquisitions, efficient operations of the Company’s existing and future operating facilities, regulation and/or regulatory action affecting the Company or its business, economic and competitive conditions and access to borrowed and/or equity capital on favorable terms.

In developing its forward-looking statements, the Company has made certain assumptions relating to reimbursement rates and policies, internal growth and acquisitions and the outcome of various legal and regulatory proceedings. If the assumptions used by the Company differ materially from what actually occurs, then actual results could vary significantly from the performance projected in the forward-looking statements. The Company is under no duty to update any of the forward-looking statements after the date of this release.